EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Manager of Investor Relations
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS RESULTS
FOR FOURTH QUARTER AND FULL FISCAL YEAR 2012

Annual Revenue of $427.7 Million Reflects Strengthening After Soft Industry Demand During First Half of the Year
Strong Annual Gross Profit Margin of 47.7 Percent of Revenue, Near Upper End of Annual Guidance Range
Annual Earnings Per Share of $1.75, Including 20 Cents of Certain Adverse Items (Recorded Earlier in Fiscal Year)
Strong Financial Position and Commitment to Return Capital to Shareholders Highlighted by Capital Management Initiative

AURORA, IL, October 25, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2012, which ended September 30.

Total revenue during the fourth fiscal quarter was $110.6 million, reflecting an increase of 0.8 percent compared to the same quarter last year and a decrease of 4.4 percent compared to the record revenue reported in the prior quarter.  The company achieved a gross profit margin of 48.6 percent of revenue in the fourth fiscal quarter, diluted earnings per share of $0.49 and cash flow from operations of $22.3 million.  For the full fiscal year, total revenue was $427.7 million, gross profit margin was 47.7 percent of revenue, diluted earnings per share were $1.75 and cash flow from operations was $66.4 million.  The company’s balance sheet reflects a cash balance of $178.5 million, which is an increase of $11.6 million compared to the prior quarter, and $172.8 million of debt outstanding as of September 30, 2012.  These balances reflect the distribution of a $347 million special cash dividend in the second fiscal quarter, approximately half of which was funded from the company’s cash balance and the remainder from debt.

“During fiscal year 2012, we continued to execute our strategies to strengthen and grow our core CMP consumables business, while also further developing our Engineered Surface Finishes business.  While faced with challenging macroeconomic and semiconductor industry environments during the year, we grew our Pads business, commercialized new products from our new research, development and manufacturing facility in South Korea, which represents the second largest CMP consumables market in the world, and also increased our revenue there by 22 percent,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “The fiscal year was also highlighted by our capital management initiative, which included the implementation of a leveraged recapitalization, payment of a $15 per share special cash dividend, and a significant increase to our share repurchase authorization.  As a result of the leveraged recapitalization, we achieved a more efficient balance sheet while also distributing approximately 30 percent of our market value to our shareholders through the special cash dividend.  This capital management initiative represented a significant change in our capital allocation strategy, and enabled us to provide additional value to our shareholders while still maintaining the resources necessary to implement our business strategies and also support future growth opportunities.”

Mr. Noglows continued, “Looking to the future, we are excited by the potential long term growth opportunities associated with the trend toward greater mobile connectivity, and higher demand for mobile internet devices and cloud computing.  Though we remain mindful of the potential impact of global macroeconomic uncertainties on the semiconductor industry, we believe the investments we have made and the progress we have achieved position us well for continued success.  We intend to continue to proactively manage our business activities so as to be able to respond quickly to changing trends and market conditions.”

Key Financial Information

Total fourth fiscal quarter revenue of $110.6 million represents a 0.8 percent increase from the $109.7 million reported in the same quarter last year and a 4.4 percent decrease from the record level of $115.7 million in the prior quarter.  Revenue from the company’s Copper and Dielectrics slurry businesses and its CMP polishing pads business increased this quarter compared to the same quarter last year.  Compared to the prior quarter, revenue from the company’s Pads business increased, while revenue from its other business areas decreased.  The company believes that the decrease in revenue from the prior quarter primarily reflects softening demand that it began to see late in the fourth fiscal quarter.

Total revenue for the full fiscal year was $427.7 million, which represents a 4.0 percent decrease from the record $445.4 million in fiscal year 2011.  Full year revenue results reflect strengthening in demand for the company’s products in the second half of the fiscal year after soft industry demand during the first half of the year.  Revenue from the company’s CMP Pads and Engineered Surface Finishes businesses increased from the prior year.  The company’s performance was especially strong in South Korea, with revenue growth of approximately 22 percent compared to last year.

Gross profit, expressed as a percentage of revenue, was 48.6 percent this quarter, compared to 46.4 percent in the same quarter a year ago and 47.7 percent in the prior quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity and lower variable manufacturing costs, partially offset by pricing impacts.  The increase in gross profit percentage versus the third fiscal quarter was primarily due to lower manufacturing costs and lower sample costs, partially offset by pricing impacts.

Gross profit margin for the full fiscal year was 47.7 percent of revenue, which is near the upper end of the company’s full year guidance range of 46 to 48 percent of revenue.  Gross profit margin decreased from 48.1 percent of revenue in fiscal 2011 primarily due to higher fixed manufacturing costs, pricing impacts and lower sales and production volume, partially offset by lower variable manufacturing costs and higher manufacturing yields.  For full fiscal year 2013, the company expects its gross profit margin to be between 46 and 48 percent of revenue, unchanged from its guidance for full fiscal year 2012.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.3 million in the fourth fiscal quarter, representing a 2.4 percent decrease from $34.1 million in the same quarter a year ago.  The decrease was driven primarily by lower professional fees and lower staffing related costs.  Operating expenses were $0.3 million lower than the $33.6 million reported in the previous quarter.

For the full year, total operating expenses were $137.5 million, which is within the company’s guidance range for full fiscal year 2012 of $135 million to $140 million, and represents a 2.8 percent increase from the $133.7 million reported in fiscal 2011.  The increase was driven primarily by bad debt expense related to a customer bankruptcy reported during the second fiscal quarter, costs associated with the company’s leveraged recapitalization with a special cash dividend, and higher research and development supplies expense, partially offset by lower staffing related costs.  The company expects its operating expense for full fiscal 2013 to be between $132 million and $136 million.

Net income for the quarter was $11.6 million, up from $9.3 million in the same quarter last year and down from $13.2 million in the prior quarter.  Compared to the same quarter last year, net income was higher primarily due to a higher gross profit margin and a lower effective tax rate.  Compared to the prior quarter, net income was down mainly due to the company’s lower revenue and a higher effective tax rate, partially offset by a higher gross profit margin.  Net income for the full fiscal year was $40.8 million, down from $51.7 million in fiscal 2012 primarily due to soft semiconductor industry demand during the first half of fiscal 2012, a lower gross profit margin, higher operating expenses and interest expense related to the company’s term loan associated with its leveraged recapitalization and special cash dividend.

Diluted earnings per share were $0.49 this quarter, up from $0.40 reported in the fourth quarter of fiscal 2011 and down from $0.55 reported in the previous quarter.  Earnings per share for full fiscal year 2012 were $1.75, down $0.45 from the record level of $2.20 reported in the previous fiscal year.  This year’s results include a $0.20 adverse effect from costs associated with the leveraged recapitalization with a special cash dividend ($0.10) and bad debt expense related to the customer bankruptcy ($0.10) recorded earlier in the fiscal year, as well as $0.06 of interest expense related to the company’s term loan.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 783-2145.  Callers outside the U.S. can dial (857) 350-1604.  The conference code for the call is 56154858.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,025 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2012 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Revenue	$110,621	$115,678	$109,731	$427,657	$445,442

Cost of goods sold	56,883	60,462	58,814	223,630	231,336

Gross profit	53,738	55,216	50,917	204,027	214,106

Operating expenses:

Research, development & technical	15,401	15,415	14,687	58,642	58,035

Selling & marketing	7,288	7,458	7,702	29,516	29,758

General & administrative	10,572	10,695	11,677	49,345	45,928

Total operating expenses	33,261	33,568	34,066	137,503	133,721

Operating income	20,477	21,648	16,851	66,524	80,385

Interest expense	961	955	44	2,309	155

Other income (expense), net	(681)	(864)	(829)	(1,344)	(1,318)

Income before income taxes	18,835	19,829	15,978	62,871	78,912

Provision for income taxes	7,196	6,587	6,689	22,045	27,250

Net income	$11,639	$13,242	$9,289	$40,826	$51,662

Basic earnings per share	$0.51	$0.57	$0.41	$1.81	$2.26

Weighted average basic shares outstanding	22,920	23,120	22,816	22,506	22,896

Diluted earnings per share	$0.49	$0.55	$0.40	$1.75	$2.20

Weighted average diluted shares outstanding	23,706	23,939	23,191	23,280	23,435

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2012	2011
ASSETS:

Current assets:
Cash and cash equivalents	$178,459	$302,546
Accounts receivable, net	53,506	52,747
Inventories, net	66,472	56,128
Other current assets	19,451	18,984
Total current assets	317,888	430,405

Property, plant and equipment, net	125,020	130,791
Other long-term assets	74,917	67,033
Total assets	$517,825	$628,229

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$19,542	$22,436
Current portion of long-term debt	10,937	-
Capital lease obligations	2	10
Accrued expenses and other current liabilities	32,738	33,104
Total current liabilities	63,219	55,550

Long-term debt, net of current portion	161,875	-
Capital lease obligations, net of current portion	19	2
Other long-term liabilities	9,121	6,323
Total liabilities	234,234	61,875

Stockholders' equity	283,591	566,354
Total liabilities and stockholders' equity	$517,825	$628,229